Exhibit 10.1
Assignment and Assumption Agreement
(Black Warrior Trust)
     This Assignment and Assumption Agreement (“Assignment”) is entered into effective as of July 31, 2007, by Dominion Resources, Inc., a Virginia corporation (“DRI”), and HighMount Exploration & Production Alabama LLC, a Delaware limited liability company (“HM”).
Recitals
     Reference is made to the following agreements:
A.	Trust Agreement of Dominion Resources Black Warrior Trust among Dominion Black Warrior Basin, Inc. (“DBWB”), DRI, Mellon Bank (DE) National Association and Bank of America (successor to NationsBank of Texas, N.A.) dated May 31, 1994 (as amended, the “Trust Agreement”).

B.	Administrative Services Agreement entered into effective as of June 1, 1994, between DRI and Dominion Resources Black Warrior Trust (as amended, the “Administrative Services Agreement”).
     As of the date of this Agreement and prior to the execution of this Assignment, HM has acquired all of the outstanding stock and other equity interests in DBWB, resulting in DBWB becoming a wholly owned subsidiary of HM.
     Pursuant to this Assignment DRI desires to assign to HM all rights, title, interest, obligations and benefits of DRI under the Trust Agreement and Administrative Services Agreement and HM desires to assume all obligations of DRI under the Trust Agreement and Administrative Services Agreement.
     In consideration of covenants and agreements set forth herein and other good and valuable consideration, DRI and HM agree as follows:
1.	Assignment. DRI assigns and transfers to HM all rights, title, interest, obligations and benefits of DRI under the Trust Agreement and Administrative Services Agreement.

2.	Assumption. HM assumes and agrees to pay and perform all obligations of DRI under the Administrative Services Agreement and all obligations of DRI under the Trust Agreement, including without limitation those under Article X.

3.	No Warranty. PURSUANT TO THIS ASSIGNMENT DRI DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY EXPRESSED OR IMPLIED REPRESENTATION OR WARRANTY REGARDING THE TRUST AGREEMENT, THE ADMINISTRATIVE SERVICES AGREEMENT OR THE OBLIGATIONS ASSUMED BY HM PURSUANT TO SECTION 2 ABOVE. THE PRECEDING SENTENCE SHALL NOT, HOWEVER, LIMIT OR MODIFY THE TERMS, RIGHTS OR OBLIGATIONS OF DRI, HM OR ANY OF THEIR AFFILIATES UNDER ANY SEPARATE AGREEMENT BETWEEN ANY OF SUCH PARTIES.

4.	Third Party Beneficiary. The Trustee (as such term is defined in the Trust Agreement) shall be a third party beneficiary of the assumption set forth in Section 2 above and shall have the right to enforce such assumption without the joinder of DRI.

5.	Miscellaneous. This Assignment shall be governed by and construed in accordance the laws of the State of Texas, exclusive of its conflicts of laws rules and principles. This Assignment may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. This Assignment may not be amended or modified other than pursuant to a written instrument executed by DRI and HM; provided, Section 2 above may not be amended or modified without also obtaining the written consent of the Trustee. Each of DRI and HM shall have the right to provide a copy or counterpart of this Assignment to the trustee of the Dominion Resources Black Warrior Trust.

Executed as of the date first above stated.

DOMINION RESOURCES, INC.
By:	/s/ Duane C. Radtke
Name:	Duane C. Radtke
Title:	Executive Vice President

HIGHMOUNT EXPLORATION & PRODUCTION ALABAMA LLC
By:	/s/ Kenneth J. Zinghini
Name:	Kenneth J. Zinghini
Title:	Assistant Secretary

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